                                                                  EXHIBIT (d)(9)

                               FOURTH AMENDMENT TO
                                THIRD AMENDED AND
                            RESTATED CREDIT AGREEMENT

                                February 3, 2003

Inland Production Company
410 17th Street, Suite 700
Denver, Colorado 80202

Gentlemen:

         This Fourth Amendment to the Third Amended and Restated Credit Agreement, as amended (the "Amendment") sets forth the amended terms of the financing transaction by and between INLAND PRODUCTION COMPANY, a Texas corporation ("Borrower"), FORTIS CAPITAL CORP., a Connecticut corporation as Agent ("Agent") and as a Lender, and the other Lenders.

         WHEREAS, Borrower, Agent, and the Lenders entered into the Third Amended and Restated Credit Agreement dated as of November 30, 2001, as amended (the "Credit Agreement"); and

         WHEREAS, Inland Resources Inc., the parent company of the Borrower (the "Parent") and the Guarantor of the Borrower's obligations under the Credit Agreement, proposes to enter into a series of transactions whereby the existing holders of subordinated notes will exchange their notes for equity in the Parent

INLAND FOURTH AMENDMENT
pursuant to a Proposed Debt Restructuring Plan attached hereto as Exhibit A (the "Parent Restructuring Plan"); and

         WHEREAS, the Borrower has requested that the Lenders make certain amendments to the Credit Agreement in order to facilitate the Parent Restructuring Plan, and the Lenders are willing to do so subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINED TERMS. All capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Credit Agreement. Unless otherwise specified, all section references herein refer to sections of the Credit Agreement.

         2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

                  2.1      Section 1.1 Defined Terms

                           (a) The definition of "Revolving Termination Date" is amended to read as follows:

                                    "'Revolving Termination Date' means
                  September 30, 2004."

                           (b)      The following definitions are added to
            Section 1.1:

                                    " 'Exchange Agreement' means the Exchange
                  and Stock Issuance Agreement by and among Inland Resources Inc., Inland Production Company, Inland Holdings, LLC and SOLVation Inc. dated as of January 30, 2003."

                                    " 'Fourth Amendment' means the Fourth
                  Amendment to Third Amended and Restated Credit Agreement dated February 3, 2003."

INLAND FOURTH AMENDMENT

                  2.2      Term Loan. Section 2.3 is amended to read as follows:

                           "Section 2.3.  Term Loan.

                                    (a)      On the Revolving Termination Date
                  the aggregate outstanding principal amount of Revolving Loans shall automatically be converted into a term loan (the "Term Loan") without further action by a party to this Agreement. To the extent the aggregate principal amount of Revolving Loans outstanding on the Revolving Termination Date exceeds the Borrowing Base applicable on such date, such excess amount must be paid to the Agent for the benefit of the Lenders on such Date. There will be no advances by the Lenders of any amounts under the Term Loan. Conversion of the Revolving Loans pursuant to this Section 2.3 shall not constitute either a prepayment or a borrowing, and shall not affect the rate of interest applicable to outstanding Loans. On the Revolving Termination Date, the Borrower shall issue a new Note (in the form of Exhibit A) to each Lender in the principal amount of each Lender's Percentage Share of the Term Loan in exchange for the Note then held by each such Lender. Except as provided in Subsection (b) below, the Term Loan shall be repaid by the Borrower, together with accrued interest, in the amounts set for below in seventeen (17) quarterly installments on the last Business Day of each Fiscal Quarter beginning on December 31, 2004, provided however, that the aggregate unpaid balance of the Term Loan shall mature and be due and payable on December 31, 2008:

                                                                 PERCENTAGE OF OUTSTANDING
                                                                  PRINCIPAL ON REVOLVING
                     FISCAL QUARTER                                  TERMINATION DATE
                  -------------------                            -------------------------
                  2004 - 4th Quarter                                        4%
                  2005 - All Quarters                                       5%
                  2006 - All Quarters                                       6%
                  2007 - All Quarters                                       6%
                  2008 - All Quarters                                       7%

                                    (b)      If on or before December 31, 2003,
                  the Borrower does not close a transaction approved by all of the Lenders that results in a minimum capital contribution to the Borrower of $15,000,000, whether in the form of equity, subordinated debt or a contribution of property, as approved by all of the Lenders, the Lenders may, in their absolute discretion, notify the Borrower that notwithstanding

INLAND FOURTH AMENDMENT

                  Subsection (a), the Term Loan shall be repaid by the Borrower, together with accrued interest, in twelve (12) equal quarterly installments on the last Business Day of each Fiscal Quarter beginning on September 30, 2004, provided however, that the aggregate unpaid balance of the Term Loan shall mature and be due and payable on June 30, 2007. Such capital contribution may be made to the Parent provided that the Parent immediately makes an equivalent capital contribution in the same form to the Borrower. In such case, the capital contribution to the Parent shall not be subject to the requirement in Section 7.14 of the Credit Agreement that 80% of the net proceeds of a securities issuance by the Parent be applied as a repayment of the Loans."

                  2.3 Borrowing Base. Section 2.9 is amended to read as follows:

                           "Section 2.9. Continuation of Borrowing Base. The Borrowing Base in effect on the date of the Fourth Amendment, $83,500,000, shall continue until July 31, 2003, subject to the right of the Required Lenders to request a Redetermination pursuant to
         Section 2.10(a), the Borrower's right to reduce the Borrowing Base pursuant to Section 2.10(b), and any reductions in the Borrowing Base under Section 2.10(c)."

                  2.4      Letters of Credit.

                                    (a)      Section 2.17 is amended to read as
                  follows:

                           "Section 2.17. Special LC Line. In addition to Letters of Credit which may be issued pursuant to Section 2.11, Borrower may request the Agent to issue one or more standby letters of credit referred to herein as "Special Letters of Credit" on the following terms:

                                    (a)      the aggregate face amount of
                  Special Letters of Credit which may be issued hereunder is $5,000,000;

                                    (b)      the face amount of such Special
                  Letters of Credit shall not be limited by the Borrowing Base and shall not be counted towards Facility Usage;

                                    (c) Special Letters of Credit may be used
                  only for purposes of supporting Hedging Contracts entered into by the Borrower as permitted hereunder to be issued in favor of the counterparty to such Hedging Contracts and, up to a maximum of $300,000 aggregate face

INLAND FOURTH AMENDMENT
                  amount outstanding at any one time, for purposes of supporting EPA bonding requirements;

                                    (d) Special Letters of Credit may be issued
                  only on or before December 31, 2004, and the expiration date of any such Special Letter of Credit shall be on or before December 31, 2004, except that prior to the Closing (as defined therein) of the Exchange Agreement, the expiration date of any such Special Letter of Credit shall be on or before April 30, 2003";

                                    (e) Except as noted above, the provisions of
                  Sections 2.11 through 2.16, including, without limitation, the obligation of each Lender, pursuant to Section 2.13(c), to participate in each Letter of Credit issued hereunder, shall apply to Special Letters of Credit hereunder, except that the fee payable to the Agent under Section 2.14 shall be three and three quarters percent (3.75%) per annum; and

                                    (f) Except as provided in this Section 2.17,
                  Special Letters of Credit shall be considered Letters of Credit under the Credit Agreement, and the Borrower's obligations to reimburse the Agent for amounts paid on drafts or demands for payment drawn or made under any Special Letter of Credit shall be considered an Obligation under the Credit Agreement and the Loan Documents."

                                    (b)      Section 2.11(b) is amended to
                  substitute "$5,000,000" for "4,000,000."

                  2.5 Hedging Contracts. Section 6.21 is amended to read as follows:

                           "Section 6.21. Hedging Contracts. Borrower shall have entered into and at all times shall maintain Hedging Contracts which comply with Section 7.3 and have the purpose and effect of fixing prices on the aggregate monthly production equal to or greater than the following:

                                    (a)      on the effectiveness of this Fourth
                  Amendment, sixty-five percent (65%) of Borrower's aggregate Projected Oil and Gas Production through December 31, 2003, and twenty-five percent (25%) of Borrower's aggregate Projected Oil and Gas Production for 2004;

                                    (b)      by June 30, 2003, fifty percent
                  (50%) of Borrower's aggregate Projected Oil and Gas Production for 2004; and

INLAND FOURTH AMENDMENT

                                    (c)      by December 31, 2003, and by each
                  December 31 thereafter during the term of this Agreement, fifty percent (50%) of Borrower's aggregate Projected Oil and Gas Production for the following twelve (12) months."

                  2.6      Negative Covenants.

                           (a) Section 7.1. Subsection (c)(v) of Section 7.1, Restricted Debt, is amended to read as follows:

                                    "(v) the aggregate outstanding principal
                  amount of such Restricted Debt of the Restricted Persons incurred for the purchase of trucks or automobiles does not at any time exceed $1,000,000, and the aggregate principal amount of such Restricted Debt which is incurred for such purpose in any Fiscal Year does not exceed $250,000, and"

                           (b) Section 7.10. Section 7.10, Current Ratio, is amended to read as follows:

                                    "Section 7.10. Current Ratio. The ratio of
                  Parent's Consolidated Current Assets to Parent's Consolidated Current Liabilities will not be less than .9 to 1.0 for the Fiscal Quarter ending March 31, 2003 and 1.0 to 1.0 for all Fiscal Quarters thereafter. For the purposes of this Section 7.10, Consolidated Current Assets and Consolidated Current Liabilities shall be determined in accordance with GAAP, except that (a) Consolidated Current Assets and Consolidated Current Liabilities will be calculated without including any amounts resulting from the application of FASB Statement 133,
                  (b) Consolidated Current Liabilities will be calculated without including any amounts relating to the Subordinated Debt, (c) the unused portion of the commitment under this Agreement shall be treated as a Consolidated Current Asset and
                  (d) crude oil inventory (net to the Parent's interest) will be included in Consolidated Current Assets. Crude oil inventory will be calculated by using the net well head oil price per barrel at the end of each respective quarter times the Parent's net crude oil barrels in inventory."

                           (c) Section 7.13. Section 7.13, Debt to EBITDA Ratio, is amended to read as follows:

                                    "Section 7.13. Debt to EBITDA Ratio. At the
                  end of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2003, the ratio of (i) Parent's Consolidated Senior Debt to (ii) Parent's

INLAND FOURTH AMENDMENT

                  EBITDA, for the four-Fiscal Quarter period ending with such Fiscal Quarter will be equal to or less than (a) 4.25 to 1.00 for the Fiscal Quarters ending during 2003, (b) 4.00 to 1.00 for the first two Fiscal Quarters of 2004, (c) 3.75 to 1.00 for the last two Fiscal Quarters of 2004, and (d) 3:50 to 1.00 for any Fiscal Quarter ending therafter."

                  2.7      Events of Default.

                           (a) Subsection (b) of Section 8.1 is amended to read as follows:

                                    "(b) Any Restricted Person fails to pay any
                  Obligation (other than the Obligations in Section (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within two (2) Business Days after the same becomes due in the case of interest or fifteen (15) days thereafter in the case of any other Obligation;"

                           (b) Subsection (d) of Section 8.1 is hereby amended to read as follows:

                                    "(d) Any Restricted Person fails to duly
                  observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII and such failure remains unremedied for a period of ten (10) days after notice of such failure is given to Agent by Borrower;"

         3. Consents and Waivers. The Lenders hereby agree, approve and consent as follows, and hereby waive the existing Event of Default described as Exhibit B and any Default that would otherwise arise or result from the following transactions but for such consent:

                  3.1 Parent Restructuring Plan. The Parent and Borrower may enter into and take all necessary steps to implement the Parent Restructuring Plan, including, without limitation, the execution, delivery and performance of the Exchange Agreement and the Transaction Documents referred to therein, provided that such Parent Restructuring Plan specifies that a liquidation preference on the Series F Preferred Stock may not be paid until all the Borrower's Obligations under the Credit Agreement have been paid in full.

                  3.2 Merger of Parent. In connection with the Parent Restructuring Plan as described therein, the Parent may merge into Inland Resources Inc., a Delaware corporation ("Inland Delaware") provided that such merger occurs within

INLAND FOURTH AMENDMENT
one hundred and twenty (120) days hereof and at such time as the merger is effective, Inland Delaware expressly assumes the Obligations of the Parent under the Credit Agreement and the other Loan Documents, and agrees to execute such documents and instruments as Agent may reasonably request in order to implement such assumption.

                  3.3 Payments to Minority Shareholders. In connection with the Parent Restructuring Plan, the Parent may make payments to its minority shareholders in the Parent up to $300,000 in connection with the merger described in Section 3.2.

         4.       EFFECTIVENESS OF AMENDMENT.

                           (a) Except as provided in subsection (b) below, this Amendment shall be effective upon receipt by Agent of:

                                    (i)      A Consent and Agreement executed by
                  Inland Resources Inc. as Guarantor;

                                    (ii)     A Compliance Certificate executed
                  by Borrower;

                                    (iii)    An amendment fee equal to $25,000
                  (0.5% of the amount of Special Letters of Credit which may be issued under Section 2.17); and

                                    (iv)     Evidence that the Exchange
                  Agreement has been executed and delivered by all the parties thereto.

                           (b) Notwithstanding subsection (a) above, the following Sections of this Fourth Amendment shall not be effective until the conditions precedent to the obligations of the "Holders" and "Inland" under the Exchange Agreement have been satisfied and the Parent Restructuring Plan has occurred: Section 2.1(a), 2.2, 2.3, 2.6, and 2.7. If the Exchange Agreement has not Closed and the Parent Restructuring Agreement does not become effective within ninety (90) days hereof, Section 2.4 of this Fourth Amendment shall be cancelled and the Special Letter of Credit Line provided for therein shall be $1,400,000 as provided in the Third Amendment to the Third Amended and Restated Credit Agreement dated September 10, 2002.

         5.       RATIFICATIONS, REPRESENTATIONS AND WARRANTIES.

                           (a) The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and, except as expressly modified and superseded by this

INLAND FOURTH AMENDMENT

         Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. Borrower and Agent agree that the Credit Agreement and the Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

                           (b) In order to induce the Agent to enter into this Amendment, Borrower represents and warrants to the Agent that:

                                    (i)      The representations and warranties
                  contained in Article V of the Credit Agreement are true and correct in all material respects at and as of the time of the effectiveness hereof (except to the extent that such representations and warranties related solely to an earlier date and except to the extent that the facts upon which such representations are based have been or shall be changed by the transactions contemplated by this Amendment).

                                    (ii)     Each Restricted Person is duly
                  authorized to execute and deliver each Loan Document to the extent a party thereto and Borrower is and will continue to be duly authorized to borrow and to perform its obligations under the Credit Agreement as amended hereby. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery of each Loan Document to which it is a party and to authorize the performance of the obligations of each Restricted Person thereunder.

         6. BENEFITS. This Amendment shall be binding upon and inure to the benefit of the Lenders and Borrower, and their respective successors and assigns; provided, however, that Borrower may not, without the prior written consent of the Lenders, assign any rights, powers, duties or obligations under this Amendment, the Credit Agreement or any of the other Loan Documents.

         7. CONSTRUCTION. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

         8. INVALID PROVISIONS. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

INLAND FOURTH AMENDMENT

         9. ENTIRE AGREEMENT. The Credit Agreement, as amended by this Amendment, contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

         10. REFERENCE TO CREDIT AGREEMENT. The Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

         11. COUNTERPARTS. This Amendment may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.

         If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Amendment to the undersigned.

                  [Remainder of page intentionally left blank]

INLAND FOURTH AMENDMENT

                                    Very truly yours,

                                    FORTIS CAPITAL CORP., AS AGENT AND
                                    LENDER

                                    By:    /s/ Darrell H. Holley
                                           -------------------------------------
                                    Name:  Darrell H. Holley
                                    Title: Managing Director

                                    By:    /s/ Deirdre Sanborn
                                           -------------------------------------
                                    Name:  Deirdre Sanborn
                                    Title: Vice President

                                    U. S. BANK NATIONAL ASSOCIATION, as Lender

                                    By:    /s/ Monte E. Deckerd
                                           -------------------------------------
                                    Name:  Monte E. Deckerd
                                    Title: Vice President


ACCEPTED as of the date
written above.

BORROWER:

INLAND PRODUCTION COMPANY

By:    /s/ Bill I. Pennington
       ----------------------------
Name:  Bill I. Pennington
Title: President

INLAND FOURTH AMENDMENT

                              CONSENT AND AGREEMENT

         Inland Resources Inc. hereby consents to the provisions of this Fourth Amendment to Third Amended and Restated Credit Agreement and the transactions contemplated herein, and hereby ratifies and confirms its Guaranty dated as of November 30, 2001, as amended, supplemented, or restated to the date hereof, made by it for the benefit of the Agent and the Lenders, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

                                    INLAND RESOURCES INC.

                                    By:    /s/ Bill I. Pennington
                                           -------------------------------------
                                    Name:  Bill I. Pennington
                                    Title: Chief Financial Officer
                                    Dated: February 3, 2003

CONSENT AND AGREEMENT TO
INLAND FOURTH AMENDMENT

                             COMPLIANCE CERTIFICATE

                                February 3, 2003

         Reference is made to (i) that certain Third Amended and Restated Credit Agreement dated as of November 30, 2001 (as amended, supplemented, or restated to the date hereof, the "Original Agreement"), between Inland Production Company, a Texas corporation ("Borrower"), Inland Resources Inc., a Washington corporation ("Parent"), and Fortis Capital Corp., as Agent, and certain other financial institutions, as Lenders and (ii) that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of February 3, 2003, between Borrower, Fortis Capital Corp. and Lenders (the "Amendment"; the Original Agreement as amended by the Amendment is herein referred to as the "Credit Agreement"). Terms which are defined in the Credit Agreement and which are used but not defined herein shall have the meanings given them in the Credit Agreement. The undersigned, Marc MacAluso and Bill Pennington, do hereby certify in the name, and on behalf, of Borrower that Borrower has made a thorough inquiry into all matters certified herein and based upon such inquiry, experience, and the advice of counsel, do hereby further certify that:

         1. Marc MacAluso and Bill Pennington are the duly elected, qualified, and acting Chief Executive Officer and Chief Financial Officer, respectively of Borrower.

         2. All representations and warranties made by any Restricted Person in any Loan Document delivered on or before the date hereof (including, without limitation, the representations and warranties contained in Section 4 of the Amendment) are true in all material respects on and as of the date hereof (except to the extent that the facts upon which such representations are based have been or shall be changed by the transactions contemplated in the Credit Agreement) as if such representations and warranties had been made as of the date hereof.

         3. After giving effect to Section 3 of the Amendment, no Default exists on the date hereof.

         4. Each Restricted Person has performed and complied with all agreements and conditions required in the Loan Document to be performed or complied with by it on or prior to the date hereof.

         IN WITNESS WHEREOF, this instrument is executed by the undersigned as of the date above written.

                                    INLAND PRODUCTION COMPANY

                                    By:  /s/ Marc MacAluso
                                         ---------------------------------------
                                         Marc MacAluso
                                         Chief Executive Officer

                                    By:  /s/ Bill I. Pennington
                                         ---------------------------------------
                                         Bill I. Pennington
                                         Chief Financial Officer

                                    EXHIBIT A

                            PARENT RESTRUCTURING PLAN

                                    FORM 8-K
                                  REPORT AS OF
                                JANUARY 30, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 30, 2003

                              INLAND RESOURCES INC.
             (Exact name of Registrant as specified in its charter)

                Washington                0-16487              91-1307042
         -----------------------    ---------------------  --------------------
         (State of Incorporation)   (Commission File No.)  (I.R.S. Employer
                                                             Identification No.)

               410 17TH STREET, SUITE 700, DENVER, COLORADO 80202
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including zip code)

                                 (303) 893-0101
                            --------------------------
              (Registrant's Telephone Number, including area code)

ITEM 5. OTHER EVENTS. Inland Resources Inc. (the "Company") reports that on January 30, 2003, it entered into an Exchange and Stock Issuance Agreement (the "Exchange Agreement") with Inland Holdings, LLC ("Holdings"), an entity managed by an affiliate of Trust Company of the West, and SOLVation, Inc. ("Smith"), an affiliate of Smith Management, LLC, as the holders of the Company's subordinated debt securities, to exchange $103,968,964 in aggregate principal amount of such securities plus accrued interest (total of $120,097,000 as of November 30, 2002) for newly issued shares of the Company's Common and Series F Preferred Stock. The principal terms of the Exchange Agreement and an agreement between Holdings and Smith executed concurrently are as follows:

         STEP 1: EXCHANGE OF HOLDINGS SUB NOTE AND SMITH JUNIOR SUB NOTE INTO COMMON STOCK AND SERIES F PREFERRED STOCK

  EXCHANGES:               Holdings will exchange a subordinated note in the
                           principal amount of $98,968,964, plus all accrued and unpaid interest thereon, for 22,053,000 shares of the Company's common stock and that number of shares of Series F Preferred Stock equal to 911,588 shares plus
                           338 shares for each day after November 30, 2002 up to and including the closing date (the "Holdings
                           Exchange"). Smith will exchange its Junior
                           Subordinated Note in the principal amount of $5,000,000, plus all accrued and unpaid interest thereon, for that number of shares of Series F
                           Preferred Stock equal to 68,854 shares plus 27 shares for each day after November 30, 2002 up to and including the closing date (the "Smith Exchange").

  TERMS OF SERIES F PREFERRED STOCK:

  Securities:              1,100,000 shares of the Company's Class A Preferred
                           Stock will be designated Series F Preferred Stock, and the Company contemplates issuing approximately
                           1,000,000 shares of Series F Preferred Stock, in the aggregate, pursuant to the Holdings Exchange and Smith Exchange (together, the "Exchange").

  Holders:                 Holdings and Smith

  Liquidation Preference:  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series F Preferred Stock shall be entitled to receive, in preference to the holders of the common stock but only after payment in full of the senior bank credit facility, a per share amount equal to $100, as adjusted for any stock dividends, combinations or splits with respect to such share, plus all accrued or declared but unpaid dividends on such share.

  Automatic Conversion:    Each share of Series F Preferred Stock will be
                           automatically converted into 100 shares of the Company's common stock when sufficient shares of Common Stock have been authorized.

  STEP 2: MODIFICATION OF THE COMPANY'S SENIOR BANK CREDIT FACILITY

                           The Exchange is conditional upon the Company's senior bank lenders agreeing to the modifications in the senior credit facility outlined below:

                           The banks will allow all transactions contemplated by the Exchange Agreement.

                           The banks will extend the Company's borrowing base of $83.5 million through July 31, 2003 and provide a credit commitment of $5 million for letters of credit to support certain commodity pricing hedging obligations and secure certain EPA bonding obligations.

                           The banks will extend the date on which the revolving facility converts to a term loan to September 30, 2004 and permit the term loan to be paid in installments with a final maturity date of December 31, 2008, if the Company obtains $15 million of equity, debt or other property approved by the banks by December 31, 2003.

                           The banks will modify financial covenants.

                           The banks will grant a 10-day notice and grace period upon a breach of a negative covenant (before acceleration can commence) except for defaults in the payment of obligations to the Lenders. All existing defaults will be waived.

                           The Company will agree to hedge specified percentages of its aggregate projected oil and gas production by specified dates.

  STEP 3: MODIFICATION OF THE SMITH SENIOR SUBORDINATED NOTE

                           The terms of the Senior Subordinated Note Purchase Agreement dated as of August 2, 2001 (regarding the Senior Subordinated Note held by Smith in the principal amount of $5,000,000) will be amended (i) to extend the maturity date to be six months after the banks' maturity date (or earlier repayment in full) but no later than July 1, 2009, provided that if the Company enters into any additional borrowings during the term period of the bank credit facility, the Senior Subordinated Note must be repaid in full, and (ii) to amend and conform certain affirmative and negative covenants.

  STEP 4:  GOING PRIVATE TRANSACTION

Formation of Newco:        Holdings, Smith and an affiliate of Smith which
                           currently owns a majority of the common stock of the Company (Smith and such affiliate, together, the "Smith Parties") will form a new Delaware corporation to be known as Inland Resources Inc. ("Newco").
                           Immediately following completion of Steps 1, 2 and 3 above, Holdings will contribute to Newco all of Holdings' interests in the Company's common stock and Series F Preferred Stock in exchange for 92.5% of the common stock of Newco, and each of the Smith Parties will contribute to Newco all of their respective interests in the Company's common stock and Series F
                           Preferred Stock in exchange for an aggregate of 7.5% of the common stock of Newco. Newco will then own
                           99.7% of the Company's common stock and common stock equivalents.

Short Form Merger:         Upon the formation of Newco and closing of the
                           Exchange, the Board of Directors of Newco will meet to pass a resolution for the Company to merge with and into Newco, with Newco surviving as a Delaware corporation (the "Merger"). No action is required by the Company's shareholders or Board of Directors under the relevant provisions of Washington and Delaware law in order to effect a "short-form" merger of a subsidiary owned more than 90% by its parent corporation. All outstanding shares and options to purchase shares of the Company will be cancelled in the Merger, and shareholders of the Company other than Holdings, Smith and their affiliates will receive $1.00 per share in cash in payment of their cancelled shares.

Appraisal Rights:          Shareholders of the Company will have the right to
                           dissent from the Merger and have a court appraise the value of their shares. Shareholders electing this remedy must comply with the procedures of Section
                           23B.13 of the Washington Business Corporation Act.
                           Shareholders electing to exercise their right of appraisal will not receive the $1.00 per share paid to all other public shareholders, but will instead receive the appraised value, which may be more or less than $1.00 per share.

Effect of the Merger:      The Merger will result in the Company terminating its
                           status as a reporting company under the Securities
                           Exchange Act of 1934 and its stock ceasing to be traded on the over-the-counter bulletin board. Its successor, Newco, will be a private company owned by two shareholders. Newco will assume all obligations of the Company in the Merger.

Management Options:        Marc MacAluso and Bill I. Pennington, executive
                           officers of the Company, will each receive an amendment to their Employment Agreements with the Company, which will survive and be assumed by Newco.
                           Such agreements will provide that Mr. MacAluso and Mr. Pennington receive stock options to purchase 4% and 3%, respectively, of the common stock of Newco for an exercise price equivalent to the exchange value in the Exchange.

         Details of the Exchange and Merger, including financial statements and pro forma financial statements, will be included in a Schedule 13E-3 Transaction Statement which will be filed with the Securities and Exchange Commission and disseminated to shareholders in the near future.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Not applicable.

         (b)      Not applicable.

         (c)      Exhibits:

                  1.       Exchange and Stock Issuance Agreement dated January
                           30, 2003

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INLAND RESOURCES INC.

         February 3, 2003           By:   /s/ Marc MacAluso
                                        --------------------------------------
                                          Marc MacAluso,
                                          Chief Executive Officer

                                    EXHIBIT B

                            EXISTING EVENT OF DEFAULT

Failure by the Borrower to meet the Debt to EBITDA Ratio set forth at Section
7.13 of the Credit Agreement for the Fiscal Quarters ending on June 30, 2002, September 30, 2002 and December 31, 2002.